Exhibit 10.5

December 17, 2012

Marc D. Better, Ph.D.

249 Sheridan Road

Oakland CA 94618

Re:	Employment Letter

Dear Dr. Better:

Kite Pharma, Inc. (“Kite” or the “Company”) is pleased to offer you the position of Vice President, Product Sciences on the following terms and conditions:

1.	Title; Reporting; Duties.

(a)	As Vice President, Product Sciences for Kite, you will be responsible for leading Kite’s cell-based product development and manufacturing to advance Kite’s eACT product pipeline. Responsibilities will include development of product process optimization to achieve a short, closed GMP compliant process applicable for multi-center clinical trials and commercialization of eACT products; coordination and oversight of the process optimization activities by the Surgery Branch of the National Cancer Institutes; selection of qualified CMOs and vendors and advancing related contractual agreements; oversight of product process transfer and manufacturing activities at CMO; developing strategies to build Kite’s process development and manufacturing capabilities and their timely implementation; and such other duties as may be reasonably expected to be performed by a Vice President, Product Sciences as determined by Kite’s Chief Executive Officer.

(b)	You shall devote substantially all of your business time, attention and energies to the business and affairs of Kite and shall not during the term of your employment be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance of your duties or your availability to perform such duties or that will adversely affect, or negatively reflect upon, Kite.

(c)	You shall report directly to Kite’s President and Chief Executive Officer.

(d)	Following your relocation to Los Angeles, CA on or before January 7, 2013, your duties shall be performed primarily at Kite’s office, which is currently located 10924 Le Conte Avenue, Los Angeles, CA. Prior to such date, you shall perform your duties from your home office or such other place as you may determine, provided that you shall at all times be reasonably available for travel to Kite’s offices or such other place as may be required to perform your duties.

2.	Start Date. Your employment shall commence on January 2, 2013, or such other date as may be agreed to by you and Kite.

3.	Base Salary. You shall receive an annual base salary equal to $250,000 less all required deductions and withholdings, payable in accordance with Kite’s payroll practices.

1.

4.	Performance Bonus. You shall be entitled to receive an annual cash bonus in an amount up to 20% of your Base Salary in the event of exceptional performance and successful achievement of agreed upon performance goals and milestones.

5.	Options. Kite shall grant to you an incentive stock option to purchase 150,000 shares of the Kite’s common stock pursuant to Kite’s 2009 Stock Option Plan (the “Options”). The Options shall have an exercise price per share equal to the fair market value of Kite’s common stock, as determined by Kite’s Board of Directors. The Options shall be subject to the terms and conditions of the Plan and shall vest and become exercisable as follows:

(a)	25% of the Options shall vest upon the first anniversary date of your Start Date (as defined below); and thereafter

(b)	The remaining Options shall vest in 36 equal monthly installments as of each subsequent one-month anniversary of the Effective Date.

Moreover, In the event that the your employment with Kite is terminated at any time beginning the day that is 90 days prior to the effective date of a Change of Control (as defined in Section 6(c)(ii) below) (the “Trigger Date”) and ending on the date that is 12 months following the Trigger Date, then all unvested Option Shares shall immediately vest in full and the Option will remain exercisable for a period of 365 calendar days following the date of such termination, after which time the Option shall expire; provided, however, that no such Option shall be exercisable after the expiration of its maximum term.

6.	Expenses.

(a)	Kite will reimburse you for all normal, usual and necessary expenses incurred in furtherance of the business and affairs of Kite upon timely receipt by Kite of appropriate vouchers or other proof of your expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by Kite.

(b)	Kite shall reimburse you in an amount up to $15,000 for covered/allowable expenses incurred in connection with your relocating to an area in closer proximity to Kite’s office location. This payment is in addition to the ‘Relocation Payment’ described in Section 6 (c).

(c)	In addition, Kite shall pay you $75,000 (the “Relocation Payment”) following the date on which you close on the purchase of a new home in connection with your relocation to Los Angeles; provided, however, that:

(i)	If your employment with Kite is terminated (A) by you for any reason, or (B) by Kite for Cause (as defined below), then you shall be required to repay the following percentage of the Relocation Payment:

1.	100% if such termination occurs at any time on or prior to the date that is 24 months following your Start Date; and

2.	50% if such termination occurs following the date that is 24 months from your Start Date but prior to the three year anniversary of your Start Date.

2.

(ii)	For purposes of clarity, you shall have no obligation to repay any percentage of the Relocation Payment if your employment is terminated (A) by Kite without Cause, or (B) as a result of or in connection with a merger, acquisition or sale of all or substantially all of Kite’s assets (a “Change of Control”).

7.	Benefits. You shall be entitled to health, dental, disability and any other benefits made available to senior executives of Kite.

8.	Vacation. During each year of your employment you shall be entitled to three (3) weeks of vacation in addition to company recognized holidays. Notwithstanding the foregoing, you shall not be entitled to take more than two consecutive weeks of vacation.

9.	Non-Solicitation. During the term of your employment with Kite, and for a period of one year thereafter, you will not, directly or indirectly, without Kite’s prior written consent, solicit or induce any employee of Kite or any of its subsidiaries to leave the employ of Kite or such subsidiaries.

10.	Representations and Warranties. You hereby represent and warrant as follows:

(a)	Neither the execution and delivery of this letter nor the performance of your duties and other obligations hereunder violate or will violate any statute or law or conflict with or constitute a default or breach of any covenant or obligation, including without limitation any non-competition restrictions, under any prior employment agreement, contract, or other instrument to which you are a party or by which you are bound (whether immediately, upon the giving of notice or lapse of time or both).

(b)	You have the full right, power and legal capacity to enter and deliver this agreement and to perform your duties and other obligations hereunder. This agreement constitutes the legal, valid and binding obligation of the parties enforceable against each in accordance with its terms. No approvals or consents of any persons or entities are required for you to execute and deliver this letter agreement or perform your duties and other obligations hereunder.

11.	Conditions to Employment. This offer of employment is contingent upon, and your employment shall be subject to:

(a)	execution of Kite’s form of Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit A, which prohibits unauthorized use or disclosure of Kite’s proprietary information;

(b)	completion of a background examination to the reasonable satisfaction of Kite; and

(c)	satisfying the requirements of the Immigration Control and Reform Act, which may be accomplished by showing your proof of right to work in the U.S. within three days of commencing employment (e.g., an original drivers license and social security card, or a passport).

(d)	Notwithstanding the foregoing, this offer may be withdrawn by Kite at any time prior to its execution by the Chief Executive Officer.

3.

12.	Termination. Your employment shall be at-will. Accordingly, you may terminate your employment with Kite at any time and for any reason whatsoever, simply by notifying Kite in writing. Similarly, Kite may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will relationship cannot be changed except in a writing signed by the Chief Executive Officer of Kite. The employment terms contained in this letter agreement supersede any other agreements and promises made to you by Kite, whether oral or written.

13.	Severance. In the event that your employment is terminated by Kite without Cause (as defined below), then upon such termination Kite shall pay you any accrued but unpaid Base Salary and any accrued and unused vacation benefits through the date of termination, at the rate in effect at the time of termination. In addition, Kite shall continue to pay your Base Salary at the rate in effect at the time of termination for a period of (a) 90 calendar days if terminated during the first year following your Start Date, and (b) 180 days if terminated thereafter. For purposes of this Agreement, “Cause” shall mean any of the following:

(a)	Your willful failure to adequately perform the material duties or obligations hereunder, or your willful misconduct in respect of such duties or obligations, including, without limitation, your willful failure, disregard or refusal to abide by specific objective and lawful directions received in writing from Kite’s Chief Executive Officer;

(b)	any willful, intentional or grossly negligent act by you having the reasonably foreseeable effect of actually and substantially injuring, whether financial or otherwise, the business reputation of Kite;

(c)	Your indictment of any felony;

(d)	Your being convicted of a misdemeanor involving moral turpitude that causes, or could reasonably be expected to cause, substantial harm to Kite or its reputation;

(e)	the determination by Kite, after a reasonable and good-faith investigation following a written allegation by another employee of Kite, that you engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination); provided, however, that Cause shall not exist under this Section 13(e) unless Kite gives you written notice where such notice describes with particularity the alleged act(s) at issue and has given you an opportunity to be heard at a meeting with Kite’s senior management with or without counsel, and Kite provides you with a summary of its findings;

(f)	any misappropriation or embezzlement of the property of Kite or its affiliates (whether or not a misdemeanor or felony) by you; or

(g)	a material breach by you of Section 9 or 10 of this letter agreement or the Proprietary Information and Invention Assignment Agreement.

14.

Governing Law; Arbitration. The terms of this offer letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of California without regard to such State’s principles of conflict of laws. Any dispute arising out of, or relating to, this letter agreement shall be exclusively decided by binding arbitration conducted in Los Angeles, California in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect before a single arbitrator appointed in accordance with such rules. The

4.

arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. Each of the parties agrees that service of process in such arbitration proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in clause below. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction.

15.	Miscellaneous.

(a)	This agreement, and your rights and obligations hereunder, may not be assigned. Kite may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets provided the assignee entity which succeeds to Kite expressly assumes the Kite’s obligations hereunder and complies with the terms of this Agreement.

(b)	This agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(c)	The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(d)	This agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

If you wish to accept employment at Kite Pharma, Inc., under the terms described above, please sign and date this letter, and return it to me.

We look forward to your favorable reply and to a productive and enjoyable working relationship.

Very truly yours,

By:
Name:	Aya Jakobovits, Ph.D.
Title:	President and Chief Executive Officer
Date:

Agreed and Accepted:

By:	/s/ Marc D. Better, Ph.D.
Name:	Marc D. Better, Ph.D.
Date:	12/17/2012

5.